Southern Community Financial Corporation Announces Balance Sheet Repositioning to
Improve Margins and Enhance Future Earnings; Restatement of Financial Statements
Due to Technical Clarification of Accounting for Certain Derivative Transactions
Winston-Salem, North Carolina, July 12, 2006 — Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), parent company to Southern Community Bank and Trust, today announced that it had repositioned its investment portfolio to eliminate certain under-performing investments, improve net interest margin and net interest income levels, and mitigate overall interest rate risk exposure.
As part of the restructuring, the Company is selling $87.8 million of available-for-sale securities, or approximately 30% of the total investment portfolio, with a weighted average yield of 3.70%. The restructuring resulted in an after-tax charge of approximately $2.7 million (or $0.15 per diluted share), which will result in the Company’s recording a loss for the second quarter of 2006. The proceeds from the sale of securities are being utilized to reduce the Company’s short-term borrowings by approximately $15.0 million and to reinvest in securities expected to yield at least 5.75%. The Company expects to improve the yield on its investment portfolio by at least 50 basis points, improve its net interest margin, and improve future earnings by as much as $0.06 per share annually as a result of these actions. The repositioning will likely have minimal impact on shareholders’ equity as the decline in value of the investments is currently reflected in accumulated other comprehensive income.
F. Scott Bauer, Chairman and Chief Executive Officer, stated, “This strategic action has been taken to reposition Southern Community’s balance sheet to improve long-term financial performance and create more value for our shareholders. The persistence of lower long-term interest rates and corresponding flattened yield curve continue to place pressure on net interest margins industry-wide. While this action will result in a current charge to earnings, we believe the end result will be an expanded net interest margin, an improved interest rate risk position, and increased profitability that will enhance shareholder value.”
In an unrelated announcement, the Company also said that it will restate its historical financial statements for the years ended December 31, 2005, 2004 and 2003 and for the first quarter of 2006 to amend the accounting for certain derivative transactions relating to interest rate swap agreements on the Company’s brokered certificates of deposit and interest rate option agreements under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). Although the cumulative impact of the adjustments on the Company’s financial performance over this period is not significant, the decision to restate prior period financial information resulted primarily from the impact of the adjustments to certain individual quarters.
“This issue has affected many financial institutions who, like us, believed their accounting for these transactions was appropriate. Now, it is imperative to us to take immediate action to correct our accounting to be in accordance with the accounting standards and current interpretations applicable to these transactions,” said F. Scott Bauer, the Company’s Chairman and Chief Executive Officer. “These transactions were proper, have created effective economic hedges, and have performed as anticipated. The restatement does not affect our sound financial position. The cumulative impact will be a non-cash decrease in retained earnings of less than $800 thousand for periods from 2003 through March 31, 2006.”

Since 2003, the Company has entered into interest rate swap agreements to hedge the interest rate risk inherent in certain of its brokered certificates of deposit. From inception, the Company has applied a method of fair value hedge accounting under SFAS 133 (the “short-cut” method) that assumed perfect effectiveness of the hedging transactions. However, after further examination in light of recent developments and discussions with its independent registered public accounting firm, Dixon Hughes PLLC, the Company and its Audit Committee concluded that the swap transactions did not qualify for the “short-cut method”, and documentation regarding these and certain other transactions did not meet the technical requirements SFAS 133. Therefore any fluctuations in the market value of these interest rate risk management derivatives should have been recorded through the income statement. There is no effect on cash flows from these revisions. The Company is evaluating whether to redesignate the interest rate swap agreements as hedges under the “long-haul” method.
The change in accounting treatment for the affected derivative agreements is expected to have the following impact on annual diluted earnings per share for 2003, 2004 and 2005, and on the quarterly diluted earnings per share for the first quarter of 2006.

		Adjustments
		for Accounting
	Originally	for Derivative
	Reported	Transactions	Restated
2003	$0.40	$(0.01)	$0.39
2004	0.45	—	0.45
2005	0.45	(0.03)	0.42
Quarter ended March 31, 2006	0.10	(0.01)	0.09
Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank, with twenty banking offices throughout the Piedmont region of North Carolina.
Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
For additional information:
F. Scott Bauer, Chairman/CEO
336/768-8500